Exhibit 99.1

Zones Announces Withdrawal of Going - Private Proposal

    AUBURN, Wash.--(BUSINESS WIRE)--Sept. 9, 2003--Zones, Inc. (the "Company," "Zones"(TM)) (Nasdaq:ZONS), today announced that it had been notified, by the investor group led by the Company's Chairman and CEO, Firoz Lalji, of the withdrawal of the group's May 20, 2003, offer to acquire all shares of common stock not owned by the investor group for $1.00 per share in cash. Discussions between the investor group and the special committee of independent directors appointed to review the offer will terminate with the withdrawal of this offer.

    About Zones, Inc.

    Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the small to medium sized business market, enterprise, and public sector accounts, while actively supporting their legacy Mac customers through an inbound call center promoted by circulation of the Mac Zone catalog and a dedicated website. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kinston, Microsoft, Sony and Toshiba.
    Incorporated in 1988, Zones, Inc. is headquartered in Auburn, Washington. Company and buying information is available at http://www.zones.com, or by calling 800-258-2088.

    This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical or anticipated results. Reference should be made to Zones' Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on Aug. 14, 2003, under the heading "Risk Factors" for a more detailed description of such factors. These risk factors include, without limitation, risks associated with the going private proposal (including the risk that it would not be consummated), risks relating to the variability of our future sales, our level of vendor support, pressure on margins, competition, state tax uncertainties, rapid technological change and inventory obsolescence, and potential disruption of business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Zones undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

    CONTACT: Zones, Inc.
             Ronald McFadden, 253-205-3000